EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of zSpace, Inc. on Form S-1 (Nos.  333-286641 and 333-288978) and Form S-8 (No. 333-286006) of our report dated March 30, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of zSpace, Inc. and Subsidiaries as of December 31, 2025 and for the year ended December 31, 2025, which report is included in this Annual Report on Form 10-K of zSpace, Inc. for the year ended December 31, 2025.

/s/ UHY LLP

Melville, NY

March 30, 2026

An independent member of UHY International